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                                                                  EXHIBIT 10.12


                             AMENDMENT NO. 2

This Amendment is made as of March 21, 1995, between Acme Steel Company, a Delaware corporation (the "Company"), and Raytheon Engineers & Constructors, Inc., a Delaware corporation (the "Contractor").

WHEREAS, the Company and the Contractor are parties to an Engineering, Procurement and Construction Contract dated as of July 28, 1994, as previously amended (as so amended, the "Agreement"); and

WHEREAS, the Company and the Contractor desire to amend the Agreement under the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.    Article 5 of the Agreement shall be amended to add a new Section
           5.4 which shall read as follows:

           "5.4 Accelerated Completion Date: Notwithstanding Section 5.1 hereof, the Contractor shall successfully complete the last of the Cold Tests no later than twenty-five and one-half (25 1/2) months after the Release Date (the "Accelerated Completion Date")."

     2.    Article 9 of the Agreement shall be amended by adding a new
           Section 9.2, as follows:

           "9.2 Liquidated Damages. Liquidated damages applicable to the Contractor's failure to meet the Accelerated Completion Date shall be as follows:

           In the event of a delay for any reasons which are not excused under Section 35 of Exhibit A or which are not attributable to SMS or to any third party, the Contractor shall pay the Company as liquidated damages the following amounts:

           $3,000 per day for each of the first fourteen (14) days; and $4,500 per day for each of the next fourteen (14) days; and $7,500 per day for each of the next fourteen (14) days."

     3. Exhibit D to the Agreement shall be amended by adding a new clause 8 to Section B of Exhibit D which shall state the following:

           "8.  Costs Associated with Deutsche Mark Payment. The
           Company-approved Equipment Vendor ("SMS") requires payment in U.S. Dollars ("US$") and Deutsche Marks ("DM"). The conversion rate for these payments is based on a DM 1.60 to US$1.00 ratio. The Company shall

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           reimburse the Contractor for the DM conversion costs on all progress payments made to SMS to the date hereof and the costs associated with spot or forward contracts made in connection with the Contractor's obligation under its contract with SMS.

           The Contractor undertakes to use its best efforts to hedge such obligations at the lowest cost and shall consult with the Company on such matters and execute such contracts as mutually agreed to by the parties. In addition, the Company shall be credited with the benefit of a conversion ratio of DM to US$ greater than DM
           1.60 to US$1.00."

     4. No Other Changes. Except as provided by this Amendment, the Agreement shall remain unchanged and in full force and effect.

     5. Governing Law. This Amendment shall be governed by and construed in accordance with the law governing the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.


RAYTHEON ENGINEERS & CONSTRUCTORS, INC.

By:    /s/ L BHIMA REDDY
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Name:  L BHIMA REDDY
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Title: VICE PRESIDENT
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ACME STEEL COMPANY

By:  /s/ STEPHEN D. BENNETT
   ------------------------------------
Name:  STEPHEN D. BENNETT
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Title: VICE CHAIRMAN, ACME STEEL COMPANY
      ----------------------------------